UMBRELLA AMENDING AGREEMENT

THIS UMBRELLA AMENDING AGREEMENT ("Amending Agreement" or "Agreement") is entered into as of April 5, 2007 by and amongst Erie Flooring & Wood Products, an Ontario general partnership ("Erie") and West Lorne BioOil Co-generation LP an Ontario limited partnership, by its general partner Dynamotive Canada Inc., a Canadian federal corporation ("Project Co.") and Dynamotive Energy Systems Corporation, the parent company of Project Co. ("Guarantor").

RECITALS

A. On or about February 19, 2004, Project Co. and Erie entered into four related agreements, namely a "Provision of Operators and Steam Agreement" ("Facility Agreement"), a site lease agreement (the "Lease"), a wood supply agreement ("Supply Agreement"), a power purchase agreement ("Power Agreement") and on or about that date the Guarantor and Erie entered into an indemnity agreement (the "Indemnity") (all collectively the "Former Agreements").

B. A Consortium Master Agreement effective February 11, 2004 was entered into among the Guarantor, Project Co., the Guarantor and others (the "Consortium Master Agreement").

C. The parties have agreed, *inter alia*, to terminate the Power Agreement and by this Amending Agreement, *inter alia*, to amend and/or restate and/or confirm the other Former Agreements, and to provide for the payment by Project Co. of a new steam boiler to be purchased and owned by Erie for production of steam for its own use and which is to be fuelled, *inter alia*, by char produced by Project Co. in the Facility (as hereinafter defined).

D. Project Co. and/or Guarantor are subject to the Ancillary Agreements (as hereinafter defined);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions

"**New Agreements**" means collectively this Amending Agreement, and the Lease, the Supply Agreement, and the Indemnity as such Former Agreements are hereby confirmed, made or amended or replaced or restated as provided for herein, as the case may be, and the promissory notes to be issued by Project Co. pursuant to the provisions of this Agreement and the general security agreement to be executed and delivered by Project Co. pursuant to the provisions of this Agreement, as all of the foregoing may be confirmed, amended, replaced or restated from time to time.

"**Ancillary Agreements**" means the agreements to which Project Co. and/or Guarantor is a party or by which it is bound and which are described on Schedule "E" hereto and such other agreements as may be added thereto by mutual agreement of the parties hereto following the date hereof pursuant to the provisions hereof.

"**Boiler**" means the Onix Boiler described on the purchase order attached as Schedule B hereto.

"**Erie's Representative**" shall have the meaning set forth in Section 10.14 of this Agreement.

"**Facility**" means the biomass processing plant and equipment owned by Project Co. at the Site which is to have 130 metric tonnes per day capacity to produce char and bio-oil.

"**Former Agreements**" has the meaning set forth in recital A above.

"**Law**" shall mean (i) any law, legislation, statute, act, rule, ordinance, decree, treaty, regulation, order, judgment, or other similar legal requirement, or (ii) any legally binding announcement, directive or published practice or interpretation thereof, enacted, issued or promulgated by any Authority (as defined in the Lease).

"**Project Co. 's Representative**" shall have the meaning set forth in Section 10.14 of this Agreement.

"**Schedules**" means the following schedules appended hereto and forming part of this Amending Agreement:

A - Personnel
B - Onix Boiler Purchase Order
C – Form of Supply Agreement
D - Boiler-room location
E - List of Ancillary Agreements
F - Form of General Security Agreement
G - Form of Promissory Note

"**Site**" means the Lands defined in the Lease as it may be amended, restated and/or supplemented from time to time.

"**Term**" shall have the meaning set forth in Section 5.1.1 hereof.

In this Agreement, the word "including" shall mean "including without limitation".

ARTICLE 2
REPRESENTATIONS

2.1 Representations by Erie

Erie represents that:

2.1.1 **Authorization, approvals, no defaults**. The execution, delivery and performance of the New Agreements by Erie (1) have been duly authorized by all requisite partnership action; and (2) to the best of Erie's knowledge, will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected.

2.2 Representations by Project Co. and Guarantor

Each of Project Co. and Guarantor jointly and severally represents that:

2.2.1 **Organization and qualification**. Project Co. is a limited partnership duly organized and validly existing under the laws of the Province of Ontario and Guarantor is a corporation duly incorporated under the laws of the Province of British Columbia. Each has all necessary power and authority to carry on its business as presently conducted, to own or hold its properties, and to enter into and perform its obligations under the New Agreements and the Ancillary Agreements. Project Co. has obtained all licences, permits, consents and other authorizations required under applicable Law to own, operate and maintain the Facility and to perform its obligations under the New Agreements and the Ancillary Agreements.

2.2.2 **Authorization, approvals, no defaults**. The execution, delivery and performance of the New Agreements and the Ancillary Agreements by each of Project Co. and the Guarantor (1) have been duly authorized by all requisite partnership and corporate action respectively; (2) will not conflict with any provisions of applicable Law; and (3) will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any covenant, agreement, understanding, decree or order to which either is a party or by which either of them or any of their respective properties or assets are bound or affected.

2.2.3 **Legal proceedings**. There is no action, suit or proceeding, at law or in equity, or official investigation by or before any Authority, arbitral tribunal or any other body pending or, to the knowledge of Project Co. or Guarantor, threatened, against or affecting Project Co. or Guarantor or any of their respective properties, rights or assets, which could reasonably be expected to result in a material adverse effect on Project Co. 's or Guarantor's ability to perform their respective obligations under the New Agreements or the Ancillary Agreements or on the validity or enforceability of the New Agreements or the Ancillary Agreements.

2.2.4 **Necessary Rights**. Each of Project Co. and Guarantor owns or possesses, with respect to each of its owned equipment all patents, rights to patents, trademarks, copyrights and licenses necessary for the performance by each of Project Co. and Guarantor of its respective obligations under the New Agreements and the Ancillary Agreements and the transactions contemplated hereby and thereby, without any material conflict with the rights of others and otherwise has full rights

to perform its obligations under the New Agreements and the Ancillary Agreements.

2.2.5 **Property**. Project Co. and Guarantor own their respective properties, rights and assets with a good and marketable title thereto, free and clear of any and all mortgages, liens, pledges, charges, security interests, restrictions, claims, set-offs, or encumbrances of any nature whatsoever (individually an "Encumbrance" and collectively "Encumbrances").

2.2.6 **Ancillary Agreements**. The list of Ancillary Agreements set out in Schedule "E" is a true and complete list of each and every agreement to which Project Co. is a party or by which it is bound and which is material to the Facility and/or the performance of Project Co. 's obligations under the New Agreements or any of the Ancillary Agreements. Each of the Ancillary Agreements is in full force and effect, unamended and none of the parties thereto is in breach of any of its obligations thereunder and no act or event has occurred which would or could constitute a breach of any of the Ancillary Agreements.

2.2.7 **Continuing Representations and Warranties**. The representations and warranties in this Agreement made by Project Co. and Guarantor contained in Sections 2.2.1, 2.2.2, 2.2.4, 2.2.6 and, subject to Section 4.1.9 of this Agreement, the representation and warranty in Section 2.2.5, shall be true and correct at all times on a continuous basis throughout the Term of this Agreement as if made with reference to such times. The representation and warranty in Section 2.2.3 is true and correct as of the date hereof. Project Co. will promptly notify Erie of any action, suit or proceeding contemplated by Section 2.2.3 at any time during the Term that would result in any of the representations and warranties in this Agreement made by Project Co. and/or Guarantor contained in Section 2.2.3 not being true and correct at any time during the Term of this Agreement as if made with reference to such time, and Project Co. and Guarantor, jointly and severally will duly defend any such action, suit or proceeding and keep Erie apprised of the progress of such defense and the status of such action, suit or proceeding.

ARTICLE 3
TERMINATION OF A FORMER AGREEMENT AND PERSONNEL MATTERS

3.1 Termination of Power Agreement

On execution hereof, the Power Agreement is hereby terminated without any further obligation or liability of the parties in connection therewith.

3.2 Personnel Matters

3.2.1 This Amending Agreement recognizes the hiring of two former Erie employees who have since on or about January 1, 2007 been hired by and are employees of Project Co. at the Facility. These persons are designated on Part I of Schedule "A" hereto. Erie remains subject to all employment obligations and liabilities, if any, to such persons which have accrued to December 31, 2006 and Project Co. shall

assume responsibility to them for the period, and shall pay and discharge all employment liabilities and obligations (including those arising on the termination or cessation of any such employment) from and after January 1, 2007.

3.2.2 Project Co. shall continue to pay the salaries and benefits of the three employees of Erie who are also listed on Part II of Schedule A (and any of their replacements) until such time as the Boiler is deemed operational as provided in Section 4.2.1.

3.3 Consortium Master Agreement

3.3.1 Not later than 45 days following the date hereof, Project Co. shall deliver to Erie, that an acknowledgement, in form and substance satisfactory to Erie and its counsel, acting reasonably, from each of Magellan Aerospace Limited and Ontario Power Generation Inc., each a party to the Consortium Master Agreement, addressed to Erie that the Consortium Master Agreement is of no further effect with respect to Erie.

3.4 Lease Amendment

3.4.1 The term "Project" where used in the Lease shall have the same meaning as the term "Facility" in this Agreement and the Lease shall be amended accordingly.

ARTICLE 4
PURCHASE, FUNDING AND OPERATION OF BOILER

4.1 Payments by Project Co.

4.1.1 On execution hereof, Project Co. will pay Erie US$500,000 by wire transfer or certified bank draft as partial consideration for the entering into by Erie of the New Agreements to which it is a party.

4.1.2 On execution hereof, Erie will cause to be executed and delivered to the seller of the Boiler, the purchase order for the Boiler in the form attached hereto as Schedule B (sometimes herein, the "Purchase Order"). Erie will own the Boiler. After the Boiler is deemed operational under Section 4.2.1 and provided Project Co. has at such time complied with its obligations hereunder, as between Erie and Project Co., Erie thereafter will be responsible for all aspects of its operation except to the extent that Char will be supplied to fuel it by Project Co. All inputs required by the Boiler, other than Char, such as soft and untreated water, power and pilot gas (propane or natural) and diesel shall be to Erie's account after the Boiler has been deemed operational under Section 4.2.1.

4.1.3 The principal amount of US$359,000, (the "Boiler Balance") being the aggregate of (i) the difference between the price of the Boiler set out in the Purchase Order which is to be paid by Erie pursuant to the Purchase Order and the US$500,000 to be paid by Project Co. on signing hereof; and (ii) the amount of US$30,000

(representing partial compensation for a backup boiler which Project Co. has not provided for Erie), will be paid by Project Co. to Erie in 119 consecutive monthly instalments (or earlier as provided in this Agreement) on the first business day of each month commencing May 1, 2007, in the amount of US$2,991.66 each and one final instalment in the amount of US$2,992.46 in April 2017, (or earlier as provided in this Agreement). Interest at the rate of 8% per annum on the unpaid Boiler Balance from time to time outstanding, such interest to be calculated daily, both before and after maturity, default and judgment, shall be paid by Project Co. monthly in arrears and together with the payment of the monthly instalments of the Boiler Balance set forth above. Interest shall accrue from May 1, 2007. As evidence of Project Co.'s indebtedness to Erie on account of the Boiler Balance as provided herein (including interest), Project Co. shall issue to Erie a promissory note in the form attached hereto as Schedule G. The amount of any Taxes exigible in respect of the purchase of the Boiler (including, the export, importation, delivery, installation thereof and making it operational) shall be added to the Boiler Amount then outstanding and the instalments then remaining unpaid shall be increased pro rata to account for the full amount of such Taxes. Within 5 days following Project Co. becoming aware of any such Taxes, Project Co. shall, issue a promissory note to replace the then outstanding promissory note as evidence of its obligation to repay the increased Boiler Amount as may be required from time to time. For the purposes of this Section 4.1.3, "Taxes" shall mean all sales, use, goods and services, value added, transfer, and other like taxes, and custom duties, taxes, excise taxes, and other like duties, fees and assessments imposed by any Authority (as defined in the Lease) or any other quasi-governmental body.

4.1.4 Erie may amend the terms of the Purchase Order, from time to time, provided that any such amendment shall not, without Project Co.'s prior consent not to be unreasonably withheld or delayed, materially adversely affect Project Co.'s ability to install the Boiler and further provided that any increased costs to Erie resulting directly from any such amendment shall be borne by Erie.

4.1.5 The Boiler Balance may be prepaid without penalty but only together with all accrued interest by Project Co. at anytime but any principal prepayments shall be applied to the instalments thereof in inverse order of maturity. Prepaid amounts shall be applied first to accrued and unpaid interest and then to principal.

4.1.6 The Boiler Balance shall be accelerated and become immediately due and payable in the event there is a default by Project Co. under any of the New Agreements or Ancillary Agreements which default has not been cured within the time permitted in the relevant New Agreement or Ancillary Agreement.

4.1.7 The obligation of Project Co. and Guarantor to pay the Boiler Balance (including interest) and to pay all other amounts to be paid by Project Co. as provided in this Agreement or in any of the New Agreements shall be deemed to be independent covenants and independent of any obligation of Erie under the New Agreements. For greater certainty, the Boiler Balance and all interest thereon and all such other amounts to be paid by Project Co. under the New Agreements shall be paid by

Project Co. without set off, counterclaim, abatement, or deduction whatsoever, in law or in equity. This obligation shall survive the termination of this Agreement and the termination of any or all of the New Agreements howsoever arising.

4.1.8 In the event of a breach by Project Co. or Guarantor of any representation or covenant made herein (and on the basis that all representations shall be deemed to be continuing representations and required to be true at all times), or any representation or covenant in the general security agreement referred to in Section 4.1.9 hereof, Erie may, upon notice to Project Co., accelerate the entire Boiler Balance and demand that it be paid in full to Erie on demand together with interest thereon, in which case Project Co. and Guarantor shall thereupon jointly and severally pay the outstanding Boiler Balance together with interest thereon in full to Erie.

4.1.9 As general and continuing security for the due payment and performance of Project Co.'s obligations to Erie, Project Co. hereby agrees to execute and deliver a general security agreement in favour of Erie and the form attached hereto as Schedule F. Notwithstanding anything in the New Agreements to the contrary, provided that all amounts owing by Project Co. and/or Guarantor to Erie are paid in full (including, the entire then unpaid amount of the Boiler Balance, together with all accrued and unpaid interest thereon, and all other amounts which may have been paid or incurred by or on behalf of Erie which are to be reimbursed and/or paid by Project Co. under the provisions hereof) and provided that Project Co. is not in default or breach of any of the New Agreements, then Project Co. may grant a security interest in its assets to a third party, subject to the security interest of Erie.

4.1.10 If payment of any amount due in U.S. dollars is made in any other currency, the amount of such payment shall be determined based upon the conversion rate actually obtained by Erie for such currency and on the amount of U.S. dollars actually received by Erie upon such conversion. Project Co. shall be liable for and shall pay any deficiency.

4.2 Project Co. to Install and Start-up Boiler Operations

4.2.1 Project Co. shall, at its cost, install the Boiler and attend to such other installation-related activities and equipment purchase requirements as are required so that the Boiler is safely and lawfully delivered, installed and in full operation and that Erie shall have a good and marketable title thereto free and clear of all Encumbrances. Project Co. will, at its cost, bring the Boiler into start-up operations. Project Co. shall be responsible for obtaining, at its own expense and application, all necessary housing construction, pressure vessel and other permits and authorizations (including those to be applied for in Erie's name) and to take all other steps that are necessary or advisable to permit delivery, installation and operation of the Boiler in compliance with all applicable Law. Project Co. shall perform its obligations under this Agreement in a first class manner and in accordance with the highest industry standards. Boiler start-up shall be completed at the time (i) the Boiler operates (and provides steam to Erie) continuously for

any five consecutive days at a minimum of 80% of its rated capacity; (ii) Project Co. shall have complied with its obligations under this Amending Agreement including the completion of the Boiler-room; (iii) all licenses, permits, approvals with respect to the purchase, delivery, installation of the Boiler and making the Boiler operational, have been obtained as contemplated in this Amending Agreement; and (iv) all costs and expenses in connection with the purchase, delivery, installation of the Boiler and making the Boiler operational shall have been paid and satisfied in full by Project Co. Project Co. shall ensure that the full benefit of all warranties relating to the Boiler shall continue to be available to Erie and that Project Co. shall not do or permit anything to be done to limit or adversely affect any such warranties.

4.2.2 Erie shall be responsible for providing adequate space for the masonry building ("Boiler-room") which will house the Boiler. The Boiler-room will be located as per the drawing attached as Schedule "D" hereto. Erie shall be responsible to ensure the soil is adequately prepared (by pre-loading or otherwise) to be level and suitable for the foundation for the Boiler-room and that all utility piping ends no further than three metres from the Boiler-room and includes water, electrical power (200amps, 575 VAC, 3-ph 60hz) and natural gas (or propane) and diesel fuel. Erie is responsible for the cost of storing or removing and remediating any soil removed from the location in the levelling process. For greater certainty, Project Co. shall at its cost and expense, be responsible for the construction and completion of the Boiler-room.

4.2.3 Erie and Project Co. estimate a 16-week lead time delivery to site of the Boiler from the date of delivery of the purchase order and anticipate a 2-week installation and start-up period and accordingly have set a mid-July, 2007 target date for Boiler start-up but in no event later than December 31, 2007. If, for any reason, (including any reason resulting from Force Majeure) the Boiler is not installed and its start-up is not completed on or before December 31, 2007, the unpaid Boiler Balance, together with interest thereon, shall thereupon become immediately due and payable and an Event of Default shall be deemed to have occurred with respect to Project Co. under each of the New Agreements. For greater certainty, this Event of Default shall not be subject to cure and Erie shall thereupon have the right to suspend its performance under this Agreement and/or any of the New Agreements or terminate this Agreement and/or any of the New Agreements immediately upon written notice to Project Co.

4.2.4 Project Co. shall promptly and in a timely manner, provide Erie with all information and documentation requested by Erie from time to time with respect to the Boiler including the delivery and installation thereof. Without limitation, Project Co. shall consult with and keep Erie fully informed on a timely basis and, where practicable, in advance, with respect to the Boiler and its delivery and installation and will provide Erie with evidence of all payments made by Project Co. in connection therewith. Project Co. shall ensure prompt payment of all costs and expenses to be paid by Project Co. and shall ensure that no claim shall be made against Erie or any of its property or assets with respect thereto. Project Co. will deliver to Erie copies (and, on Erie's request, originals) of all documents

pertaining to the Boiler, the purchase thereof and its delivery and installation which may be in Project Co's possession or under its control. Project Co. shall provide timely reports to Erie with respect to the Boiler including its delivery and installation. All documents, diagrams, and other information pertaining to the Boiler including its delivery and installation shall be the property of Erie, and Project Co. shall deal with same as Erie may, from time to time, direct.

4.3 Safety Policies.

4.3.1 Project Co. shall implement safety policies and procedures for the Facility and its operation and maintenance which are at least as great as Erie's current safety standards and are otherwise in compliance with all applicable Laws.

4.4 Additional Covenants of Project Co.

4.4.1 Project Co. further covenants and agrees as follows:

(a) Project Co. shall operate, maintain and repair the Facility and perform all its obligations under this Agreement and under the Ancillary Agreements and the New Agreements in compliance with all applicable Laws.

(b) Project Co. shall promptly notify Erie of the entering into by Project Co. of any additional Ancillary Agreement and of any default under or termination of any Ancillary Agreement. Schedule "E" shall be amended by Project Co. to include any such additional Ancillary Agreement.

(c) Project Co. shall permit, and make available the Facility for, inspection by Erie and its representatives at all times and to such a degree as is reasonably necessary to demonstrate compliance with the terms hereof and of the New Agreements.

ARTICLE 5
TERM

5.1 Term

5.1.1 The initial term of this Amending Agreement (the "Initial Term") shall automatically expire, if not earlier terminated as provided in this Amending Agreement, including Article 5, on February 19, 2019. The Initial Term will be automatically renewed for successive periods of five years each (a "Renewal Term"), unless either Project Co. or Erie provides written notice to the other of its intention not to renew the Initial Term or any Renewal Term, as the case may be, with such notice to be delivered at least 180 days prior to the end of the Initial Term, or a Renewal Term, as the case may be. The Initial Term and any Renewal Term is herein referred to as the "Term".

5.2 Termination

5.2.1 In the event either party hereto defaults in or fails to comply with any provision herein contained, and such default is not the result of Force Majeure, and if,

within 30 days (or except as otherwise expressly provided in the New Agreements, within seven days, for any obligation to pay money when due in accordance with the terms of this Amending Agreement or the New Agreements) after the non-defaulting party gives written notice of such default or non-compliance to the defaulting party, the defaulting party fails to remedy such default or non-compliance, the non-defaulting party may, at its option, either suspend its performance under this Amending Agreement and/or the New Agreements, or terminate this Amending Agreement and/or the New Agreements, effective in either case upon giving written notice to that effect to the defaulting party; provided, however, that any such suspension or termination shall not affect any obligation then existing hereunder. Notwithstanding the generality of the foregoing, and notwithstanding anything in any of the New Agreements to the contrary, Project Co. shall not have the right to suspend or terminate making payments of the Boiler Balance or interest thereon as provided or contemplated in this Agreement, or of any other amounts payable by Project Co. to Erie under this Amending Agreement for any reason whatsoever and, for greater certainty, Project Co. shall make all such payments without setoff, counterclaim, abatement, or deduction whatsoever, (including, Force Majeure or a breach by Erie of any of the New Agreements) in law or in equity, and such obligation shall survive the termination of this Agreement, howsoever arising, until all such amounts are paid in full. For greater certainty, Project Co. shall be liable for and shall pay and discharge all costs and expenses in connection with the Boiler (including the Boiler Amount with interest) and in connection with its obligations with respect thereto hereunder relating to any matter occurring prior to the termination of this Agreement.

5.2.2 Except as otherwise herein provided, each of Erie and Project Co. shall have the right to suspend its performance under this Amending Agreement and the New Agreements or terminate this Amending Agreement and/or any of the New Agreements, immediately upon written notice to the other party, if this Amending Agreement or any of the New Agreements is terminated.

5.2.3 Except as otherwise herein provided each of Erie and Project Co. shall have the right to suspend its performance under this Agreement or terminate this Agreement, immediately upon notice if the other party ceases to conduct business in the normal course, or becomes bankrupt, or makes an assignment for the benefit of creditors, or proceedings are instituted by or against the other party seeking relief, reorganization or rearrangement under any Laws relating to insolvency, or a receiver, liquidator or trustee is appointed in respect of any property or assets of the other party or an order is made for the liquidation, dissolution or winding up of the other party.

5.2.4 The rights to suspend performance or terminate this Agreement as provided in this Article 5 shall not be an exclusive remedy and shall be in addition to all other rights and remedies provided herein or available at law or in equity. If Project Co is in default in the performance of any of its obligations under this Amending Agreement or any of the other New Agreements, including failure to pay any amounts required to be paid by Project Co., Erie may, but shall have no obligation

to, perform or cause to be performed any or part of such obligations in any manner deemed fit by Erie and may pay such amounts as Erie deems appropriate. All expenses incurred and expenditures made pursuant to this Section 5.2.4 (including legal expenses and any expenses of any other professionals) shall be paid by Project Co. to Erie forthwith upon demand. All such expenses and expenditures shall bear interest at the rate of 8% per annum from the date of demand until paid. Erie shall have no liability to Project Co. for any loss or damages resulting from any such action by or on behalf of Erie. The failure to exercise any right or remedy or insist upon strict adherence to any term or condition in any one or more instances shall not be construed as a waiver of the right of strict performance for the future or as a relinquishment of such obligations, conditions or rights.

5.3 Sale of Erie

If, at any time after July 31, 2011, a binding agreement shall be entered into providing for the sale, transfer or conveyance, directly or indirectly, of all or a substantial portion of the Site or of Erie's business, properties, assets or operations (whether by sale of assets, shares or otherwise and including any agreement contemplating a change, directly or indirectly, in the effective control of 50% or more of the partnership interests of Erie) to a party which is at arm's length to the seller, transferor or conveyancer, as the case may be (the "Erie Sale"), Erie shall provide notice (the "Erie Sale Notice") of the Erie Sale to Project Co. within 30 days following the entering into of such binding agreement. Erie may also deliver with the Erie Sale Notice a notice to Project Co. advising that Erie wishes to terminate this Agreement (the "Erie Termination Notice") in which event this Agreement shall thereupon be terminated.

5.4 Ceasing of Operations

Upon the termination of this Agreement, Project Co. will wind-down and cease operations of the Facility and will vacate the Site in accordance with the terms of the Lease. In addition, the rights and remedies of Erie under this Amending Agreement or under any of the other New Agreements shall not be an exclusive remedy and shall be in addition to all other remedies provided in this Amending Agreement or in any of the other New Agreements or available at law or in equity.

ARTICLE 6
FORCE MAJEURE

6.1 Defined

"Force Majeure" means any event or condition which wholly or partially delays or prevents such party from performing any of its obligations hereunder and is beyond the reasonable control of, and occurs without the fault or negligence of, the party affected thereby including, without limitation, acts of God, acts of the public enemy, insurrections, riots, labor disputes, labor or material shortages, fires, explosions, floods, breakdowns of or damages to plants, equipment or facilities, interruptions to

transportation, embargoes, or orders or acts of any court or government authority having jurisdiction or any military authority.

6.2 Suspension of Obligations

If, as a result of Force Majeure, it becomes impossible or impractical for either party to carry out its obligations hereunder (other than any obligation to pay money when due in accordance with the terms of this Agreement and/or any of the New Agreements) in whole or in part, then such obligations shall be suspended to the extent necessary by such Force Majeure during its continuance. The party affected by such Force Majeure shall give prompt written notice to the other party of the nature and probable duration of such Force Majeure, and of the extent of its effects on such party's performance hereunder. Each party shall, in the event it experiences Force Majeure, use all commercially reasonable efforts to eliminate such Force Majeure and/or its effects on such party's performance hereunder insofar as is practicable and with all reasonable dispatch; provided, that neither party shall be obligated to expend monies in order to eliminate Force Majeure and/or its effects, if in such party's sole judgment, such expenditures would be economically unjustifiable. For greater certainty, notwithstanding anything herein to the contrary, the rights of Erie and the obligations of Project Co. in the circumstances contemplated by Section 4.2.3 shall be effective notwithstanding that such circumstance may have arisen as a result of Force Majeure.

ARTICLE 7
STATUS OF FORMER AGREEMENTS AND GUARANTOR'S COVENANT

7.1 Former Agreements

Upon the execution of the New Agreements, which shall occur concurrently herewith, the Power Agreement will be of no further force and effect and all liabilities and obligations of any of the parties thereunder shall be null and void. Subject to the immediately preceding sentence, the Former Agreements (other than the Power Agreement) remain in full force and effect except as same may be amended hereby. For greater certainty however, the Facility Agreement is hereby restated and amended and this Agreement shall supersede the provisions of the Facility Agreement effective the date hereof.

7.2 Guarantor

The Guarantor hereby covenants and agrees with Erie that the Guarantor shall be jointly and severally liable with Project Co. with respect to all matters under this Agreement and under the New Agreements including the due performance of each and every covenant of Project Co. hereunder and the accuracy of each representation made by Project Co. herein to Erie and, in addition, the Guarantor hereby reaffirms and confirms that the Indemnity remains enforceable against it in accordance with its terms.

ARTICLE 8
MUTUAL INDEMNIFICATIONS

8.1 By Erie

To the maximum extent permitted by law and subject to the limitations set forth in Article 9 hereof, Erie shall indemnify, defend and hold harmless Project Co. and each of its officers, directors, employees, representatives and agents (the "Project Co. Indemnified Parties"), from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including without limitation, reasonable attorneys' fees and expenses, for injury or death of third parties or loss of or damage to property of third parties arising as a result of or in connection with any failure on the part of Erie to perform its obligations under this Agreement. It is understood and agreed by the parties that any costs or expenses incurred by Erie pursuant to its indemnity obligations under this Section8.1, including without limitation, the cost of deductibles with respect to the insurance maintained by Erie or Project Co. shall not constitute expenses under this Agreement.

8.2 By Project Co.

To the maximum extent permitted by law and subject to the limitations set forth in Article 9 hereof, Project Co. shall indemnify, defend and hold harmless Erie and each of its officers, directors, employees, representatives and agents (the "Erie Indemnified Parties"), from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including without limitation, reasonable attorneys' fees and expenses, for injury or death of third parties or loss of or damage to property of third parties arising as a result of or in connection with any failure on the part of Project Co. to perform its obligations under this Agreement, It is understood and agreed by the parties that any costs or expenses incurred by Project Co. pursuant to its indemnity obligations under this Section8.2, including without limitation, the cost of deductibles with respect to the insurance maintained by Project Co. or Erie shall not constitute expenses under this Agreement.

ARTICLE 9
LIABILITIES OF THE PARTIES

9.1 No Consequential Damages

Notwithstanding any provision contained in this Agreement to the contrary, none of the parties hereto nor their respective officers, directors, principals (including without limitation), agents, subcontractors, vendors, employees or related or affiliated entities shall be liable to the other hereunder for consequential or indirect loss or damage, including without limitation, cost of capital, loss of goodwill, loss of revenue, cost of replacement power, increased operating costs or any other special or incidental damages. The parties further agree that the waivers and the disclaimers of liability, indemnities, releases from liability and limitations on liability expressed in this Agreement shall survive the termination or expiration hereof and shall apply (unless otherwise expressly indicated), whether in contract, equity, tort or otherwise, even in the event of the fault,

negligence (including without limitation, the sole negligence), strict liability or breach of warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the officers, directors, principals, agents, subcontractors, vendors, employees or related or affiliated entities of such party.

ARTICLE 10
MISCELLANEOUS

10.1 Assignment

Except as expressly otherwise permitted in this Agreement, and except for any assignment of this Agreement to any of the partners of Erie or any person or persons who control, directly or indirectly, any such partner, no assignment of this Agreement by either party may be made without the prior written approval of the other party and unless the assignee assumes the full obligations of the assignor.

10.2 Independent Contractors

Neither Erie nor Project Co. , nor their respective employees, agents, subcontractors, vendors or suppliers or the employees of any such party employed in the Facility operation, shall be deemed to be agents, representatives, employees or servants of the other of Erie or Project Co. , respectively.

10.3 Not for Benefit of Third Parties

Except as otherwise expressly provided herein, this Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and is not for the benefit of any third party.

10.4 Survival

Notwithstanding any provisions contained herein to the contrary, the indemnity obligations set forth in Article 10 hereof and the limitations on liabilities set forth in Article 9 hereof and the obligation of Project Co. and the Guarantor to pay the Boiler Balance, together with interest thereon and such other amounts, as contemplated in this Agreement shall survive in full force the expiration or termination of this Agreement.

10.5 Amendments

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

10.6 No Waiver

It is understood and agreed that any delay, waiver or omission by Project Co. or Erie to exercise any right or power arising from any breach or default by Project Co. or Erie with respect to any of the terms, provisions or covenants of this Agreement shall not be

construed to be a waiver by Project Co. or Erie of any subsequent breach or default of the same or other terms, provisions or covenants on the part of Project Co. or Erie.

10.7 Notices

Any notice, demand, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall be hand delivered or sent by overnight courier, registered mail or telefax to the other parties at such address as set forth below:

If delivered to Erie:

8 Oak Street,
Weston, Ontario, M9N 1R8

Facsimile No. 416-241-8636
Attention: Andy Pastor

With copy to: Goodmans LLP

250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6

Facsimile No. 416-979-1234
Attention: Joel Schachter

If delivered to Project Co. or Guarantor:

c/o Dynamotive Canada Inc.
230-1700 West 75th Street
Vancouver, B.C. V6P 6G2

Facsimile No. 1-604-267-6005
Attention: Andrew Kingston

with a copy to:

Lang Michener LLP
1500 – 1055 West Georgia Street
Vancouver, B.C. V6E 4N7

Facsimile No. (604) 685-7084
Attention: Bernhard J. Zinkhofer

Each party shall have the right to change the place to which notice shall be sent or delivered by similar notice sent in like manner to the other parties. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received:

(a) if sent by hand, the date when left with a responsible person at the address of the recipient;

(b) if sent by registered mail or overnight courier, the date of receipt; or

(c) If sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number.

10.8 Counterparts

The parties hereto may execute this Agreement in two or more counterparts, all of which taken together shall constitute one and the same instrument and each of which shall be deemed an original instrument as against any party who has signed it.

10.9 Governing Law

This Agreement is executed and intended to be performed in the Province of Ontario, and the laws of that province shall govern its construction, interpretation and effect (without reference to choice of law principles).

10.10 Partial Invalidity

If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that if such severability materially changes the economic benefits of this Agreement to either party the parties shall negotiate an equitable adjustment in the Provisions of this Agreement in good faith.

10.11 Captions, Exhibits, and the Table of Contents

Titles or captions of Articles and Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof. All Schedules attached hereto shall be considered a part hereof as though fully set forth herein.

10.12 Entire Agreement

This Amending Agreement, sets forth the full and complete understanding of the parties relating to the subject matter herein as of the date hereof, and supersedes any and all negotiations, agreements and representatives made or dated prior thereto. No party shall be bound by any other obligations, conditions or representations with respect to the subject matter of this Agreement unless otherwise agreed to in writing.

10.13 Successors and Assigns

The terms and provisions of this Agreement and the respective rights and obligations hereunder of Erie, Project Co. and Guarantor shall be binding upon, and inure to the benefit of, their respective permitted successors and assigns.

10.14 Designated Representatives

Each of Project Co. and Guarantor hereby designates Andrew Kingston, as its representative (the "Project Co. 's Representative") who shall be authorized to act on behalf of Project Co. and Guarantor, with whom Erie may consult at all reasonable times. Project Co. may change Project Co. 's Representative at any time and from time to time by written notice to Erie. Erie hereby designates Andy Pastor as its representative ("Erie's Representative") who shall be authorized to act on behalf of Erie, with whom Project Co. may consult at all reasonable times. Erie may change Erie's Representative at any time and from time to time by written notice to Project Co.

Signatures on Next Page

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized officers as of the date first written above.

Erie Flooring and Wood Products by its partners, Gordonna Enterprises Limited, All Fair Investment and Enterprises Limited, I. and I. Investment and Enterprises Limited, H & R Developments, by its partners, Batise Investments Limited, Marmelock Investments Limited and Umiak Investments Limited by ALL FAIR INVESTMENT AND ENTERPRISES LIMITED

Per: ______________________________
Andrew Pastor

WEST LORNE BIOOIL CO-GENERATION LP, by its general partner, DYNAMOTIVE CANADA LIMITED

Per: ______________________________
Authorized Signatory

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per: ______________________________
Authorized Signatory

SCHEDULE "A"

PART I

Shawn Murphy

Lee Wilson

PART II

Lance Gagne

Jim Graham

Brian Wardell

SCHEDULE C

WOOD AND CHAR SUPPLY AGREEMENT

THIS WOOD AND CHAR SUPPLY AGREEMENT is entered into as of April 5, 2007, between Erie Flooring & Wood Products, an Ontario general partnership ("Erie") and West Lorne BioOil Co-Generation LP, an Ontario limited Partnership, by its general partner Dynamotive Canada Inc., a Canadian federal corporation ("Project Co.") and Dynamotive Energy Systems Corporation, the parent company of Project Co. (the "Guarantor") .

A. Reference is made to an umbrella amending agreement made as of the date hereof among the parties hereto (the "Umbrella Agreement").

B. Project Co., owns and operates the Facility (as defined in the Umbrella Agreement) (herein, the "Project") on the Site (defined in the Umbrella Agreement.)

C. Erie carries on flooring operations from the lands and buildings at premises located in West Lorne, Ontario (the "Erie Property") and produces sawdust, shavings, chips and other wood residue (the "Wood Residue") from its operations.

D. Project Co. projects that the Project will require approximately 100 metric tonnes of Wood Residue per day when it is operating at full capacity.

E. It is projected that Erie will produce approximately 55 metric tonnes of Wood Residue per day from its operations, provided that this amount may vary considerably, dependant on the operations of Erie.

F. Erie requires a source of steam on a 24 hour-a-day, seven-day-a-week basis for its flooring operations and presently has ordered and expects to have the Boiler (defined in the Umbrella Agreement) which uses or will use, as the case may be, Wood Residue and Char as fuel to operate such Boiler.

G. The Project produces Char. For the purposes of this Agreement, "Char" means the mostly carbon by-product resulting from the production of bio-oil from the Project.

H. Erie and Project Co. wish to amend and restate the Supply Agreement (as defined in the Umbrella Agreement).

In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. Wood Residue Supply

1.1 **Preferred Supplier.** Subject to the terms and conditions hereof, Erie will be the preferred supplier of Wood Residue to Project Co. and Project Co. will obtain Wood Residue from Erie for the Project during the Term of this Agreement. Project Co. will (but has no obligation to) obtain Wood Residue from third parties to the extent Project Co.'s Wood Residue requirements exceed the quantity of Wood Residue made available to Project Co. by Erie in accordance with the terms of this Agreement.

1.2 **All Wood Residue.** Erie will provide and Project Co. agrees to accept from Erie, all Wood Residue produced by Erie in connection with its operations from the Erie Property and not otherwise required by Erie, in Erie's sole, absolute and unfettered discretion, for its own internal energy requirements, including steam and other heat generating requirements and reserves, to a maximum of 100 metric tonnes of Wood Residue per day, at no cost to Project Co.. Erie will use its best efforts to deliver Wood Residue which complies with the specifications set out on Schedule "A" hereto (the "Specifications"). Delivery of the Wood Residue shall be made to the Container (hereinafter defined). Project Co. will have the right to examine and test samples of the Wood Residue provided by Erie, from time to time, prior to the delivery thereof to the Container to ensure compliance with the Specifications. Any Wood Residue which is determined by Project Co., acting reasonably, to be not in compliance with the Specifications based on the test results based on a reasonable sample and test procedures, will be deemed to be non-conforming Wood Residue. Project Co. reserves the right to reject non-conforming Wood Residue. Notwithstanding anything in this Agreement to the contrary, Project Co.'s sole remedy, if any, in respect of any non-conforming Wood Residue provided by Erie will be to reject such non-conforming Wood Residue.

1.3 **Erie Storage Container.** All Wood Residue delivered by Erie to Project Co. hereunder will initially be stored in Erie's existing storage container (the "Container") located on the Erie Property. Project Co. will source its requirements for Wood Residue from Erie from the Container. For greater certainty, the Container shall be used to store Wood Residue delivered only by Erie and from no other party.

1.4 **Project Co. Container.** Project Co. will, at its cost and expense, install and maintain a container, in compliance with all Laws, to store any third party Wood Residue. Such container shall be located on the Erie Property at a location to be designated by Erie and which shall be in reasonably close proximity to the Container. Project Co. will be solely responsible for the storing, monitoring and acceptance of third party Wood Residue.

1.5 **Commencement of Supply.** Erie's obligation to provide Wood Residue produced by Erie and not required by Erie for its own internal energy requirements (including reserves) as set out in Section 1.2 hereof in Erie's sole, absolute and unfettered discretion, will commence on the date upon which the Project becomes operational, which for the purposes hereof will be deemed to occur on the day following the day upon which the Project has been in full time operation for a continuous period of 5 consecutive days and after written notice from Project Co. to Erie of the occurrence thereof (the "Commencement Date"). Prior to the Commencement Date, Erie agrees to provide to Project Co. at no cost such amount of Wood Residue, from time to time, as may be required by Project Co. in connection with the testing, start up and commissioning of the Project provided that such Wood Residue is not required by Erie for its own internal energy requirements as set out in Section 1.2 hereof, in Erie's sole, absolute and unfettered opinion.

2. Term

2.1 The initial term of this Agreement (the "Initial Term") shall automatically expire, if not earlier terminated as provided in Article 6, on February 19, 2019. The Initial Term will be

automatically renewed for successive periods of five years each (a "Renewal Term"), unless either Project Co. or Erie provides written notice to the other of its intention not to renew the Initial Term or any Renewal Term, as the case may be, with such notice to be delivered at least 180 days prior to the end of the Initial Term, or a Renewal Term, as the case may be. The Initial Term and any Renewal Term is herein referred to as the "Term".

3. Obligations of Erie

3.1 **Container.** Subject to the terms and conditions of this Agreement, Erie shall endeavour to deliver Wood Residue produced by it to the Container in regular, uniform quantities throughout each year of the Term, subject to the variation from time to time in Erie's operations or, in any event, unless delivery in such a fashion is not possible or practicable due to events beyond Erie's reasonable control. If at any time the Container is more than 50% full, Erie may then arrange to dispose of its Wood Residue as it sees fit, whether to the Container or to any other destination. Project Co. will pay to Erie for the shipping costs and any other direct costs (collectively the "Shipping Costs") incurred by Erie in excess of $10,000 per calendar year in connection with the delivery of Wood Residue to other destinations as a result of the Container being more than 50% full. The Shipping Costs will be net of any money or value of services received by Erie for such Wood Residue and Erie will use its reasonable commercial efforts to minimize such Shipping Costs, including by providing such Wood Residue at no charge to parties willing to ship it.

4. Obligations of Project Co.

4.1 **Wood Residue Usage Budget.** Project Co. shall prepare and submit to Erie a budget (the "Usage Budget") containing Wood Residue usage projections for the Project for each calendar year of the Term of this Agreement and for each calendar quarter during each such calendar year. The first Usage Budget shall be submitted to Erie at least 30 days prior to the Commencement Date. Throughout each calendar year, Project Co. shall provide to Erie any changes to the usage projections for a calendar quarter at least 15 days prior to the commencement of such calendar quarter. A Usage Budget shall be submitted to Erie annually at least 30 days prior to the beginning of each calendar year. The delivery of any such annual Usage Budget or any changes to the usage projections for any calendar quarter will not impose or be deemed to impose any obligations on Erie or Project Co.

4.2 **Regularity.** Project Co. shall endeavour to source and use Wood Residue from the Container in regular, uniform quantities throughout each year of the Term of this Agreement and in accordance with the Usage Budget submitted to Erie under Section 4.1, unless sourcing and using Wood Residue in such a fashion are not possible due to events beyond Project Co.'s reasonable control.

4.3 **Provision of Char.**

4.3.1 Project Co. shall provide the Char to fuel the Boiler. The Char shall have the following specifications: particle size, 2000 microns, 70% Carbon content, 5% water content and 10% impurities (all specs subject to plus or minus 10%).

4.3.2 The Boiler is designed to have a maximum output of 12,000 pounds of steam per hour and Project Co. will design its Char delivery system to be capable of supplying Char at maximum rate of approximately 1440 pounds per hour in order to fuel this level of steam. For greater certainty, Project Co. shall install the Char delivery system from the Project to the char container presently on the Site and from the char container to the Boiler at its own cost and expense and otherwise in compliance with all applicable Laws.

4.3.3 Project Co. shall provide written notice to Erie at least 30 days prior to any anticipated interruption of the supply of Char. Except that, in the case of an unforeseeable emergency, Project Co. shall notify Erie immediately upon becoming aware of any anticipated or possible interruption or immediately upon the occurrence of any actual interruption, as the case may be, of the supply of Char, whichever is sooner.

5. Force Majeure

5.1 **Defined.** "Force Majeure" means any event or condition which wholly or partially delays or prevents such party from performing any of its obligations hereunder and is beyond the reasonable control of, and occurs without the fault or negligence of, the party affected thereby including, without limitation, acts of God, acts of the public enemy, insurrections, riots, labor disputes, labor or material shortages, fires, explosions, floods, breakdowns of or damages to plants, equipment or facilities, interruptions to transportation, embargoes, or orders or acts of any court or government authority having jurisdiction or any military authority.

5.2 **Suspension of Obligations.** If, as a result of Force Majeure, it becomes impossible or impractical for either party to carry out its obligations hereunder (other than any obligation to pay money when due in accordance with the terms of this Agreement) in whole or in part, then such obligations shall be suspended to the extent necessary by such Force Majeure during its continuance. The party affected by such Force Majeure shall give prompt written notice to the other party of the nature and probable duration of such Force Majeure, and of the extent of its effects on such party's performance hereunder. Each party shall, in the event it experiences Force Majeure, use all commercially reasonable efforts to eliminate such Force Majeure and/or its effects on such party's performance hereunder insofar as is practicable and with all reasonable dispatch; provided, that neither party shall be obligated to expend monies in order to eliminate Force Majeure and/or its effects, if in such party's sole judgment, such expenditures would be economically unjustifiable.

6. Termination

6.1 In the event either party hereto defaults in or fails to comply with any provision herein contained, and such default is not the result of Force Majeure, and if, within thirty days (or within seven days, for any obligation to pay money when due in accordance with the terms of this Agreement) after the non-defaulting party gives written notice of such default or non-compliance to the defaulting party, the defaulting party fails to remedy such default or non-compliance, the non-defaulting party may, at its option, either

suspend its performance under this Agreement, or terminate this Agreement, effective in either case upon giving written notice to that effect to the defaulting party; provided, however, that any such suspension or termination shall not affect any obligation then existing hereunder.

6.2 Either party shall have the right to suspend its performance under this Agreement or terminate this Agreement, immediately upon written notice to the other party if any of the Ancillary Agreements is terminated.

6.3 Either party shall have the right to suspend its performance under this Agreement or terminate this Agreement, immediately upon notice if the other party ceases to conduct business in the normal course, or becomes bankrupt, or makes an assignment for the benefit of creditors, or proceedings are instituted by or against the other party seeking relief, reorganization or rearrangement under any laws relating to insolvency, or a receiver, liquidator or trustee is appointed in respect of any property or assets of the other party or an order is made for the liquidation, dissolution or winding up of the other party.

6.4 **[Intentionally deleted].**

6.5 Either party shall have the right to suspend its performance under this Agreement or terminate this Agreement immediately upon notice to the other party if such first-mentioned party has the right to suspend its performance under or terminate any of the Ancillary Agreements entered into between the parties hereto.

6.6 Erie shall have the right to suspend its performance under this Agreement or terminate this Agreement immediately upon notice to Project Co. if the Commencement Date has not occurred on or before December 31, 2007.

6.7 The rights to suspend performance or terminate this Agreement as provided in this Article 6 shall not be an exclusive remedy and shall be in addition to all other remedies provided herein or available at law or in equity. The failure to exercise any right or insist upon strict adherence to any term or condition in any one or more instances shall not be construed as. a waiver of the right of strict performance for the future or as a relinquishment of such obligations, conditions or rights.

7. No Consequential Damages

Notwithstanding any provision contained in this Agreement to the contrary, none of the parties hereto nor their respective officers, directors, principals (including without limitation), agents, subcontractors, vendors, employees or related or affiliated entities shall be liable to the other hereunder for consequential or indirect loss or damage, including without limitation, cost of capital, loss of goodwill, loss of revenue, cost of replacement power, increased operating costs or any other special or incidental damages. The parties further agree that the waivers and the disclaimers of liability, indemnities, releases from liability and limitations on liability expressed in this Agreement shall survive the termination or expiration hereof and shall apply (unless otherwise expressly indicated), whether in contract, equity, tort or otherwise, even in the event of the fault, negligence (including without limitation, the sole negligence), strict liability or breach of

warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the officers, directors, principals, agents, subcontractors, vendors, employees or related or affiliated entities of such party.

8. Notices

Any notice required or permitted to be given by one party to the other hereunder or by law shall be deemed on the first business day after such notice is delivered by hand, courier or facsimile, or mailed by certified mail, return receipt requested, postage prepaid, as follows:

Erie:	Erie Flooring & Wood Products 8 Oak Street, Weston, Ontario, M9N 1R8 Facsimile No. 416-241-8636 Attention: Andy Pastor
With copy to:	Goodmans LLP 250 Yonge Street, Suite 2400 Toronto, Ontario M5B 2M6 Facsimile No. 416-979-1234 Attention: Joel Schachter
Project Co. and: Guarantor	West Lorne BioOil Co-Generation LP c/o Dynamotive Canada Inc. 105-1700 West 75th Street Vancouver, B.C. V6P 6G2 Facsimile No. 1-604-267-6005 Attention: Andrew Kingston

or to such other address as may be designated by a party in accordance with the provisions of this section.

Each party shall have the right to change the place to which notice shall be sent or delivered by similar notice sent in like manner to the other parties. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received:

(a) if sent by hand, the date when left with a responsible person at the address of the recipient;

(b) if sent by registered mail or overnight courier, the date of receipt; or

(c) if sent by facsimile, upon receipt by the sender of an acknowledgement or transmission report generated by the machine from which the facsimile was sent

indicating that the facsimile was sent in its entirety to the recipient's facsimile number.

9. Interpretation

In this Agreement the word "including" shall mean "including without limitation"..

10. Confidentiality

In connection with this Agreement the parties may from time to time exchange proprietary data and confidential information. The parties agree to keep in confidence and not exploit all such proprietary data and confidential information received in connection with this Agreement except as contemplated by this Agreement and the Ancillary Agreements. It is understood and agreed, however, that such information may be disclosed when requested by a court or government agency, or when a law or regulation requires that it be reported to a regulatory agency provided that notice of such intended disclosure be provided to the other party. The provisions of this Section 10 shall survive the termination or expiration of this Agreement.

11. Miscellaneous

11.1 **Assignment.** Except as expressly otherwise permitted in this Agreement and except for any assignment of this Agreement to any of the partners of Erie or any person or persons who control, directly or indirectly, any such partner, no assignment of this Agreement by either party may be made without the prior written approval of the other party and unless the assignee assumes the full obligations of the assignor.

11.2 **Captions, Exhibits, and the Table of Contents.** Titles or captions of Articles and Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof. All Exhibits attached hereto shall be considered a part hereof as though fully set forth herein.

11.3 **Entire Agreement.** This Agreement, the Lease, the Provision of Operators and Steam Agreement dated the date hereof between Project Co. and Erie and the Power Purchase Agreement dated the date hereof between Project Co. and Erie sets forth the full and complete understanding of the parties relating to the subject matter hereof as of the date hereof, and supersedes any and all negotiations, agreements and representatives made or dated prior thereto. No party shall be bound by any other obligations, conditions or representations with respect to the subject matter of this Agreement unless otherwise agreed to in writing.

11.4 **Amendments.** Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

11.5 **No Waiver.** It is understood and agreed that any delay, waiver or omission by Project Co. or Erie to exercise any right or power arising from any breach or default by Project Co. or

Erie with respect to any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by Project Co. or Erie of any subsequent breach or default of the same or other terms, provisions or covenants on the part of Project Co. or Erie.

11.6 **Counterparts.** The parties hereto may execute this Agreement in two or more counterparts, all of which taken together shall constitute one and the same instrument and each of which shall be deemed an original instrument as against any party who has signed it.

11.7 **Designated Representatives.** Each of Project Co. and Guarantor hereby designates Andrew Kingston, as its representative (the "Project Co.'s Representative") who shall be authorized to act on behalf of Project Co. and Guarantor, with whom Erie may consult at all reasonable times. Project Co. may change Project Co.'s Representative (which, for greater certainty shall be the same individual resident in Canada) at any time and from time to time by written notice to Erie. Erie hereby designates Andy Pastor, as its representative ("Erie's Representative") who shall be authorized to act on behalf of Erie, with whom Project Co. may consult at all reasonable times. Erie may change Erie's Representative at any time and from time to time by written notice to Project Co.

11.8 **Governing Law.** This Agreement is executed and intended to be performed in the Province of Ontario, and the laws of that province shall govern its construction, interpretation and effect (without reference to choice of law principles).

11.9 **Independent Contractor.** Neither Erie nor Project Co., nor their respective employees, agents, subcontractors, vendors or suppliers or the employees of any such party employed in the Project or at the Erie Property, shall be deemed to be agents, representatives, employees or servants of the other of Erie or Project Co., respectively.

11.10 **Not for Benefit of Third Parties.** Except as otherwise expressly provided herein, this Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and is not for the benefit of any third party.

11.11 **Severability.** In the event that any part, article, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect.

11.12 **Guarantor.** The Guarantor hereby covenants and agrees with Erie that the Guarantor shall be jointly and severally liable with Project Co. with respect to all matters under this Agreement including the due performance of each and every covenants of Project Co. hereunder and, in addition, the Guarantor hereby reaffirms and confirms that the Indemnity (as defined in the Umbrella Agreement) remains enforceable against it in accordance with its terms.

11.13 **Restatement.** Erie and Project Co. hereby acknowledge and agree that the Supply Agreement is hereby amended and restated.

Signatures on Next Page

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized officers as of the date first written above.

Erie Flooring and Wood Products by its partners,
Gordonna Enterprises Limited, All Fair Investment and Enterprises Limited, I. and 1. Investment and Enterprises Limited, H & R Developments, by its partners, Batise Investments Limited, Marmelock Investments Limited and Umiak Investments Limited

By: All Fair Investment and Enterprises Limited

Per: ______________________
Andrew Pastor

WEST LORNE BIOOIL CO-GENERATION LP,
by its general partner,
DYNAMOTIVE CANADA INC.

Per: ______________________
Name:
Title:

SCHEDULE A
WOOD RESIDUE SPECIFICATIONS

1. Material

1.1 **Source.** All Wood Residue shall be from wood free of bark.

1.2 **Moisture Content.** On average, as measured across any 8 hour period of production, the Wood Residue shall have a moisture content of less than 10% by weight, calculated on a wet basis. On average, across any 30 minute period of production, the Wood Residue shall have a moisture content of less than 15% by weight calculated on a wet basis.

1.3 **Size.** The Wood Residue shall be chipped to a maximum size of one (1) cubic inch.

1.4 **Foreign Material.** The Wood Residue shall not contain any foreign material. Without limiting the generality of the foregoing, the Wood Residue shall not contain any dirt, metal or plastic in amounts in excess of the amounts currently found in the Wood Residue produced by Erie. The parties acknowledge that at such time as the production of trailer flooring by Erie increases, the amount of residue glue contained in the Wood Residue will also increase to approximately 400 kg. per day representing up to 1 % volume.

1.5 **Density.** On average, the Wood Residue shall have a density of approximately 8— 10 lb/cu.ft.

SCHEDULE B
ANCILLARY AGREEMENTS

1. Limited Partnership Agreement dated December 31, 2003 relating to Project Co.

2. Power Purchase Agreement dated February 23 2007 between Project Co. and Ontario Power Authority

3. License Agreement dated February 19, 2004 between Dynamotive Energy Systems Corporation and Project Co.

4. Sustainable Development Technology Canada Contribution Agreement dated February, 2004 between Project Co. and Canada Foundation for Sustainable Development Technology

5. Umbrella Amending Agreement dated as of April 5, 2007 among Erie, Project Co. and Dynamotive Energy Systems Corporation.

6. Wood and Char Supply Agreement dated as of April 5, 2007 among Erie, Project Co. and Dynamotive Energy Systems Corporation.

7. Lease Agreement dated February 19, 2004 between Erie and Project Co.

8. Indemnity Agreement dated February 19, 2004 between Dynamotive Energy Systems Corporation and Erie.

SCHEDULE D


Erie Flooring & Wood Products
TITLE: New Boiler Location
SIZE B
DWG NO. EF-6016
REV. A
DRAWN: Al Jones
DO NOT SCALE
DATE: 15/03/07
UNLESS OTHERWISE SPECIFIED
OLD WATER TOWER
CONCRETE BUNKER
SMALL DUST COLLECTOR
MAINT. DOORWAY ACCESS
HAMMER MILL
BOILER RM
STACK
BOILER
BOILER
PUMP ROOM
ELECTRICAL ROOM
MAINTENANCE SHOP
MAINTENANCE SHOP
FILING ROOM
FILING ROOM
MEZZ. CATWALK
MAINTENANCE OFFICE
ELECTRICAL OFFICE
TOOL ROOM
FIRST AID
SPRINK RM.
DEPT
TION
17'-6"
17'-6"
19'
8'
8'
15'-8"
26'
12'-7"
39'
37'-2"
49'-3"
25'-6"
28'-10"
51'-2"
Ø8'
5'-6"
16'-11"
11'-2"
6'-3"
10'-4"
9'-7"
18'
6'-9"

SCHEDULE "E"

ANCILLARY AGREEMENTS

1. Limited Partnership Agreement dated December 31, 2003 relating to Project Co.

2. Power Purchase Agreement dated February 23 2007 between Project Co. and Ontario Power Authority

3. License Agreement dated February 19, 2004 between Dynamotive Energy Systems Corporation and Project Co.

4. Sustainable Development Technology Canada Contribution Agreement dated February, 2004 between Project Co. and Canada Foundation for Sustainable Development Technology

5. Umbrella Amending Agreement dated as of April 5, 2007 among Erie, Project Co. and Dynamotive Energy Systems Corporation.

6. Wood and Char Supply Agreement dated as of April 5, 2007 among Erie, Project Co. and Dynamotive Energy Systems Corporation.

7. Lease Agreement dated February 19, 2004 between Erie and Project Co.

8. Indemnity Agreement dated February 19, 2004 between Dynamotive Energy Systems Corporation and Erie.

SCHEDULE "F"

FORM OF GENERAL SECURITY AGREEMENT

SCHEDULE F

GENERAL SECURITY AGREEMENT

This Agreement made this 5th day of April, 2007.

B E T W E E N:

WEST LORNE BIOOIL CO-GENERATION LP, by its general partner, DYNAMOTIVE CANADA INC.

(the "**Debtor**")

- and –

ERIE FLOORING & WOOD PRODUCTS, an Ontario general partnership

("**Erie**")

RECITALS:

A. The Debtor and Erie are parties to, *inter alia*, an umbrella amending agreement dated as of the date hereof (such agreement, as it may be amended, supplemented or otherwise modified or restated from time to time, referred to as the "**Amending Agreement**").

B. To secure the payment and performance of the Obligations (this term, and other capitalized terms used in this Agreement, have the meanings set forth in Section 1), the Debtor has agreed to grant to Erie a first ranking security interest over the Collateral in accordance with the terms of this Agreement.

For good and valuable consideration, the receipt and adequacy of which are acknowledged by the Debtor, the Debtor agrees with Erie, as follows:

1. Definitions.

In this Agreement, capitalized terms which are not otherwise defined have the meanings given to such terms in the Amending Agreement. In addition:

"**Accessions**", "**Account**", "**Broker**", "**Certificated Security**", "**Chattel Paper**", "**Consumer Goods**", "**Document of Title**", "**Equipment**", "**Goods**",

"**Instrument**", "**Intangible**", "**Inventory**", "**Investment Property**", "**Proceeds**", "**Securities Account**", "**Securities Intermediary**", "**Security**" or "**Uncertificated Security**" have the meanings given to them in the PPSA.

"**Books and Records**" means all books, records, files, papers, disks, documents and other repositories of data recording in any form or medium, evidencing or relating to the Collateral which are at any time owned by the Debtor or to which the Debtor (or any person on the Debtor's behalf) has access.

"**Business Day**" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Toronto, Canada.

"**Collateral**" means all of the present and future undertaking, Personal Property (including any Personal Property that may be described in any Schedule to this Agreement or any schedules, documents or listings that the Debtor may from time to time sign and provide to Erie in connection with this Agreement) and real property (including any real property that may be described in any Schedule to this Agreement or any schedules, documents or listings that the Debtor may from time to time sign and provide to Erie in connection with this Agreement and including all fixtures and all buildings placed, installed or erected from time to time on any such real property) of the Debtor (including all such property at any time owned, leased or licensed by the Debtor, or in which the Debtor at any time has any interest or to which the Debtor is or may at any time become entitled) and all Proceeds thereof and dividends or distributions thereon, wherever located.

"**Contracts**" means all contracts, licences and agreements to which the Debtor is at any time a party or pursuant to which the Debtor has at any time acquired rights, and includes (i) all rights of the Debtor to receive money due and to become due to it in connection with a contract, licence or agreement, (ii) all rights of the Debtor to damages arising out of, or for breach or default in respect of, a contract, licence or agreement, and (iii) all rights of the Debtor to perform and exercise all remedies in connection with a contract, licence or agreement.

"**Control**", with respect to any type of Investment Property, shall be determined as provided for in the PPSA.

"**Control Agreement**" means an agreement or other document entered into at any time among the Debtor, Erie, and a Securities Intermediary for the purpose of giving Erie as secured party, Control of Investment Property included in the Collateral.

"**Default**" means a default under any of the Underlying Agreements, an acceleration of the payment of the Boiler Balance (as defined in the Amending Agreement) or pursuant to any of the New Agreements (as defined in the Amending Agreement) or the occurrence of any event or condition which may give rise to a right in favour of Erie to suspend its performance under or terminate any of the New Agreements.

"**Intellectual Property Rights**" means all industrial and intellectual property rights, including copyrights, patents, trade-marks, industrial designs, know how and trade secrets and all Contracts related to any such industrial and intellectual property rights.

"**Lien**" means, relative to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, or other agreement to sell or give a security interest therein).

"**Money**" has the meaning given to it in the PPSA or, if there is no such meaning given in the PPSA, means a medium of exchange authorized or adopted by the Parliament of Canada as part of the currency of Canada, or by a foreign government as part of its currency.

"**Obligations**" means all of the Debtor's present and future indebtedness, liabilities and obligations of any and every kind, nature or description whatsoever (whether direct or indirect, joint or several, joint and several, absolute or contingent, matured or unmatured, whether as principal, guarantor or otherwise) to Erie, including obligations under the Underlying Agreements and whether the said obligations are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.

"**Permits**" means all permits, licences, authorizations, approvals, franchises, rights-of-way, easements and entitlements that the Debtor has, requires or is required to have, to own, possess or operate any of its property or to operate and carry on any part of its business.

"**Personal Property**" means personal property and includes Accounts, Books and Records, Chattel Paper, Documents of Title, Equipment, Goods, Instruments, Intangibles (including Intellectual Property Rights and Permits), Inventory, Money, Investment Property and Securities.

"**PPSA**" means the *Personal Property Security Act* of the Province of Ontario, as such legislation may be amended, renamed or replaced from time to time (and includes all regulations from time to time made under such legislation).

"**Receiver**" means a receiver, a manager or a receiver and manager.

"**Underlying Agreements**" means any agreements, or undertakings from time to time, to which the Debtor and Erie may be parties, including the Amending Agreement and the other New Agreements, as same may be amended, supplemented, restated or replaced.

Where used herein, the terms "includes" and "including" shall mean "includes without limitation" and "including without limitation", respectively.

2. Grant of Lien.

As general and continuing collateral security for the due payment and performance of the Obligations, the Debtor mortgages, charges and assigns to Erie, and grants to Erie, a first ranking security interest in the Collateral.

3. Limitations on Grant of Lien.

If the grant of any Lien in respect of any Contract, Intellectual Property Right or Permit under Section 2 would result in the termination or breach of such Contract, Intellectual Property Right or Permit, then the applicable Contract, Intellectual Property Right or Permit will not be subject to any Lien under Section 2 but will be held in trust by the Debtor for Erie and, on exercise by Erie of any of its rights under this Agreement following the occurrence of and during the continuance of a Default, will be assigned by the Debtor as directed by Erie. In addition, the Liens created by this Agreement do not extend to the last day of the term of any lease or agreement for lease of real property. Such last day will be held by the Debtor in trust for Erie and, on the exercise by Erie of any of its rights under this Agreement following the occurrence of and during the continuance of a Default, will be assigned by the Debtor as directed by Erie.

Until the security constituted by this Agreement becomes enforceable and except as may be otherwise provided in this Agreement, the Debtor shall be entitled to receive all proceeds arising under or in connection with any Contract, Intellectual Property Right or Permit described in this Section 3.

4. Attachment; No Obligation to Advance.

The Debtor confirms that value has been given by Erie to the Debtor, that the Debtor has rights in the Collateral (other than after-acquired property) and that the Debtor and Erie have not agreed to postpone the time for attachment of the Liens created by this Agreement to any of the Collateral. The Liens created by this Agreement will have effect and be deemed to be effective whether or not the Obligations or any part thereof are owing or in existence before or after or upon the date of this Agreement.

5. Representations and Warranties.

The Debtor represents and warrants to Erie that:

(a) *Places of Business, Name, Location of Collateral*. The Debtor's principal place of business and chief executive office, and the place where it keeps its Books and Records, is at the address specified on the signature page of this Agreement, and its full legal name, and any other name under which it conducts its business, is specified on the signature page of this Agreement. The location of all other existing places where the Debtor carries on business, or keeps tangible Personal Property, the location of all jurisdictions in which account debtors of the Debtor are located, and the location of all real property owned by the Debtor, are set out in Schedule A to this Agreement at the location specified therein.

(b) *Title; No Other Liens*. Except for Liens created by this Agreement, the Debtor owns (or with respect to any leased or licensed property forming part of the

Collateral, holds a valid leasehold or licensed interest in) the Collateral free and clear of any Lien. No security agreement, financing statement or other notice with respect to any or all of the Collateral is on file or on record in any public office, except for filings in favour of, or permitted in writing by, Erie.

(c) *Authority; Consents*. The Debtor has full power and authority to grant to Erie, for its own benefit and for the benefit of Erie, the Liens created by this Agreement and to execute, deliver and perform its obligations under this Agreement, and such execution, delivery and performance does not contravene any of the Debtor's charter documents or by-laws or any agreement, instrument or restriction to which the Debtor is a party or by which the Debtor or any of the Collateral is bound. Except for any consent that has been obtained and is in full force and effect, no consent of any Person (other than the Debtor) is required, or purports to be required, for the execution, delivery and performance of this Agreement.

(d) *Execution and Delivery; Enforceability*. This Agreement has been duly authorized, executed and delivered by the Debtor and is a valid and binding obligation of the Debtor enforceable against the Debtor in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws generally affecting the enforcement of creditors' rights, and to the fact that equitable remedies (such as specific performance and injunction) are discretionary remedies.

(e) *Motor Vehicles*. A description of all motor vehicles and other "serial number" goods (i.e. trailers, mobile homes, aircraft, aircraft engines and vessels) (including vehicle identification numbers) presently owned by the Debtor and classified as Equipment is set out in Schedule A to this Agreement.

(f) *No Consumer Goods*. The Debtor does not own any Consumer Goods which are material in value or which are material to the business, operations, property, condition or prospects (financial or otherwise) of the Debtor.

(g) *Intellectual Property Rights*. All Intellectual Property Rights owned by the Debtor, and all rights of the Debtor to the use of any Intellectual Property Rights, are described in Schedule A to this Agreement.

6. Survival of Representations, Warranties and Covenants.

All agreements, representations, warranties and covenants made by the Debtor in this Agreement are material, will be considered to have been relied on by Erie and will survive the execution and delivery of this Agreement or any investigation made at any time by or on behalf of Erie and any disposition or payment of the Obligations until repayment and performance in full of the Obligations and termination of all rights of the Debtor that, if exercised, would result in the existence of Obligations.

7. Covenants.

The Debtor covenants and agrees with Erie that:

(a) *Further Documentation*. The Debtor will from time to time, at the expense of the Debtor, promptly and duly authorize, execute and deliver such further instruments and documents, and take such further action, as Erie may reasonably request for the purpose of obtaining or preserving the full benefits of, and the rights and powers granted by, this Agreement (including, without limitation, the execution and delivery of such further instruments and documents required to give Control of any Investment Property included in the Collateral to Erie, including through a Control Agreement, in form and substance satisfactory to Erie, executed by the Debtor, any Securities Intermediary and any issuer of any Securities or other Investment Property included in the Collateral or a Securities Account to which any Investment Property included in the Collateral is credited), and including filing of any financing statements or financing change statements under any applicable legislation with respect to the Liens created by this Agreement). The Debtor acknowledges that this Agreement has been prepared based on the existing laws in the Province of Ontario and that a change in such laws, or the laws of other jurisdictions, may require the execution and delivery of different forms of security documentation. Accordingly, the Debtor agrees that Erie will have the right to require that this Agreement be amended, supplemented or replaced, and that the Debtor will immediately on request by Erie authorize, execute and deliver any such amendment, supplement or replacement (i) to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, (ii) to facilitate the creation and registration of appropriate security in all appropriate jurisdictions, or (iii) if the Debtor merges or amalgamates with any other Person or enters into any corporate reorganization, in each case in order to confer on Erie Liens similar to, and having the same effect as, the Liens created by this Agreement.

(b) *Delivery of Certain Collateral*. Promptly upon request from time to time by Erie, the Debtor will deliver (or cause to be delivered) to (i) Erie to be held as further security, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as Erie may reasonably request, any and all Instruments, Certificated Securities (together with each endorsement or power of attorney that Erie requests in order to obtain Control over such Certificated Securities (with all signatures guaranteed by such Person and in such manner as are satisfactory to Erie)), Documents of Title and Chattel Paper included in or relating to the Collateral as Erie may specify in its request, and shall provide to Erie a complete and accurate copy of each statement, confirmation, notice, proxy statement, proxy and other communication relating to any Intangible or Investment Property included in the Collateral and received by the Debtor from any Person (including, without limitation, any Securities Intermediary or Broker) obligated with respect to such Intangible or Investment Property; and (ii) any Securities Intermediary designated by Erie, any Certificated Security included in the Collateral, together with each endorsement or power of attorney that such Securities Intermediary requests to accomplish the assignment or other transfer of

such Certificated Security to such Securities Intermediary (with all signatures guaranteed by such Person and in such manner as are satisfactory to such Securities Intermediary), and instruct such Securities Intermediary to hold such Certificated Security for the account of Erie, and until such delivery, hold such Certificated Security in trust for Erie, and cause any security interest in any Intangible or Investment Property included in the Collateral that is not represented by Certificated Security to be registered or otherwise reflected in the name of Erie or any person designated by Erie.

(c) *Payment of Expenses; Indemnification*. The Debtor will pay on demand, and will indemnify and save Erie harmless from, any and all liabilities, costs and expenses (including legal fees and expenses on a solicitor and own client basis and any sales, goods and services or other similar taxes payable to any governmental authority with respect to any such liabilities, costs and expenses) (i) incurred by Erie in the preparation, registration, administration or enforcement of this Agreement, (ii) with respect to, or resulting from, any failure or delay by the Debtor in performing or observing any of its obligations under this Agreement, or (iii) incurred by Erie in performing or observing any of the other covenants of the Debtor under this Agreement.

(d) *Maintenance of Records*. The Debtor will keep and maintain accurate and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Accounts and Contracts. At the written request of Erie, the Debtor will mark any tangible Collateral specified by Erie to evidence the existence of the Liens created by this Agreement.

(e) *Right of Inspection*. Erie may, during normal business hours (and, unless an emergency or a Default has occurred and is continuing, on reasonable prior notice) without charge, examine and make copies of all Books and Records and may discuss the affairs, finances and accounts of the Debtor with its officers and accountants. Erie may also, without charge, enter the premises of the Debtor where any of the Collateral is located for purpose of inspecting the Collateral, observing its use or otherwise protecting its interest in the Collateral. The Debtor, at its expense, will provide Erie with such clerical and other assistance as may be reasonably requested by Erie to exercise any of its rights under this paragraph.

(f) *Limitations on Other Liens*. Until repayment and performance in full of the Obligations, the Debtor will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any and all Liens on and claims in respect of the Collateral other than the Liens created by this Agreement or as permitted by the Amending Agreement, and the Debtor will defend the right, title and interest of Erie in and to the Collateral against the claims and demands of all Persons (including, without limitation, any Securities Intermediary or Broker).

(g) *Limitations on Dispositions of Collateral*. The Debtor will not, without Erie's prior written consent, sell or otherwise dispose of any of the Collateral, except in the ordinary course of the Debtor's business. Following and during the existence

of a Default, all Proceeds of the Collateral (including all amounts received in respect of Accounts) received by or on behalf of the Debtor, whether or not arising in the ordinary course of the Debtor's business, will be received by the Debtor as trustee for Erie and will be immediately paid to Erie.

(h) *Insurance*. The Debtor will maintain insurance in accordance with the provisions of the Underlying Agreements.

(i) *Further Identification of Collateral*. The Debtor will promptly furnish to Erie such statements and schedules further identifying and describing the Collateral, and such other reports in connection with the Collateral, as Erie may from time to time reasonably request, including an updated list of any motor vehicles or other "serial number" goods owned by the Debtor and classified as Equipment, including vehicle identification numbers.

(j) *Notices*. The Debtor will provide prior written notice to Erie, in reasonable detail, of (i) any Lien (other than the Liens created by this Agreement and any Lien permitted under the Amending Agreement) on, or claim or proceeding (actual or threatened) asserted against, any of the Collateral by any Person (including, without limitation, any Securities Intermediary), (ii) the occurrence of any event, claim or occurrence that could reasonably be expected to have a material adverse effect on the value of the Collateral or on the Liens created by this Agreement, (iii) any change in the location of any place of business (including additional locations) or the chief executive office of the Debtor, (iv) any change in the location of any of the tangible Collateral (including additional locations), (v) any acquisition of real property by the Debtor, (vi) any change in the name of the Debtor, (vii) any merger or amalgamation of the Debtor with any other Person, (viii) any additional jurisdiction in which material accounts debtors of the Debtor are located, and (ix) any material loss of or damage to any of the Collateral. The Debtor agrees not to effect or permit any of the changes referred to in clauses (iii) to (viii) above unless all filings have been made and all other actions taken that are required in order for Erie to continue at all times following such change to have a valid and perfected Lien in respect of all of the Collateral.

(k) *Control Agreement and Control*. The Debtor will not modify, terminate or attempt to agree or otherwise incur any obligation to modify or terminate any Control Agreement or any contract with any Securities Intermediary under which any Securities Account included in the Collateral is established or maintained, or give Control of any Investment Property included in the Collateral to any Person other than Erie, whether by entering into any agreement, instrument or other document with a Securities Intermediary, for the purpose of giving any Person other than Erie, Control of any Investment Property included in the Collateral or otherwise, or withdraw any money or other property from any Securities Account included in the Collateral, or make any trade in any Securities Account included in the Collateral.

(l) *Delivery of Agreements re Intellectual Property Rights*. The Debtor will promptly, following demand from time to time by Erie, authorize, execute and

deliver any and all agreements, instruments, documents and papers that Erie may request to evidence Erie's Liens in any Intellectual Property Rights and, where applicable, the goodwill of the business of the Debtor connected with the use of, and symbolized by, any such Intellectual Property Rights.

8. Rights on Default.

On Default, all of the Obligations will, subject to the Underlying Agreements, become immediately due and payable and the security constituted by this Agreement will become enforceable, and Erie may, personally or by agent, at such time or times as Erie in its discretion may determine, do any one or more of the following:

(a) *Rights under PPSA, etc*. Exercise all of the rights and remedies granted to Erie under the PPSA and any other applicable statute, or otherwise available to Erie at law or in equity.

(b) *Demand Possession*. Demand possession of any or all of the Collateral, in which event the Debtor will, at the expense of the Debtor, immediately cause the Collateral designated by Erie to be assembled and made available and/or delivered to Erie at any place designated by Erie.

(c) *Take Possession*. Enter on any premises where any Collateral is located and take possession of, disable or remove such Collateral.

(d) *Deal with Collateral*. Hold, store and keep idle, or operate, lease or otherwise use or permit the use of, any or all of the Collateral for such time and on such terms as Erie may determine, and demand, collect and retain all earnings and other sums due or to become due from any Person in respect of any of the Collateral.

(e) *Carry on Business*. Carry on, or concur in the carrying on of, any or all of the business or undertaking of the Debtor and enter on, occupy and use (without charge by the Debtor) any of the premises, buildings, plant and undertaking of, or occupied or used by, the Debtor.

(f) *Enforce Collateral*. Seize, collect, receive, enforce or otherwise deal with any Collateral in such manner, on such terms and conditions and at such times as Erie deems advisable.

(g) *Dispose of Collateral*. Realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, at any exchange, broker's board or office of Erie or elsewhere, on such terms and conditions as Erie may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery.

(h) *Court-Approved Disposition of Collateral*. Apply to a court of competent jurisdiction for the sale or foreclosure of any or all of the Collateral.

(i) *Purchase by Erie*. At any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and, upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to the Debtor or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to Erie, Erie may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Obligations then due and payable to it as a credit against the purchase price.

(j) *Collect Accounts*. Notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Erie and direct such account debtors or obligors to make payment of all amounts due or to become due to the Debtor in respect of such Accounts directly to Erie and, upon such notification and at the expense of the Debtor, enforce collection of any such Accounts, and adjust, settle or compromise the amount or payment of such Accounts, in such manner and to such extent as Erie deems appropriate in the circumstances.

(k) *Dealing with Investment Properties*. Transfer any Investment Property forming part of the Collateral into the name of Erie or its nominee, with or without disclosing that the Investment Property is subject to the Liens arising under this Agreement; Notify each Person (including, without limitation, any Account debtor or Securities Intermediary) obligated with respect to any Collateral of the interest of Erie therein; Direct such Person to make each payment with respect thereto directly and solely to Erie and take control of all Proceeds thereof; Deliver any notice of exclusive control pursuant to any Control Agreement.

(l) *Exercise of Rights*. Exercise any and all rights, privileges, entitlements and options pertaining to any Securities forming part of the Collateral as if Erie were the absolute owner of such Securities.

(m) *Payment of Obligations*. Pay any liability secured by any Lien against any Collateral. The Debtor will immediately on demand reimburse Erie for all such payments.

(n) *Borrow and Grant Liens*. Borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of the Debtor and grant Liens on any Collateral (in priority to the Liens created by this Agreement or otherwise) as security for the money so borrowed. The Debtor will immediately on demand reimburse Erie for all such borrowings.

(o) *Appoint Receiver*. Appoint by instrument in writing one or more Receivers of the Debtor or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of Erie under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time. To the extent permitted by applicable law, any Receiver appointed by Erie will (for purposes relating to responsibility for the Receiver's acts or omissions) be considered to be the agent of the Debtor and not of Erie.

(p) *Court-Appointed Receiver*. Apply to a court of competent jurisdiction for the appointment of a Receiver of the Debtor or of any or all of the Collateral.

(q) *Consultants*. Require the Debtor to engage a consultant of Erie's choice, or engage a consultant on its own behalf, such consultant to receive the full cooperation and support of the Debtor and its employees, including unrestricted access to the premises, books and records of the Debtor; all reasonable fees and expenses of such consultant shall be for the account of the Debtor and the Debtor hereby authorizes any such consultant to report directly to Erie and to disclose to Erie any and all information obtained in the course of such consultant's employment.

Erie may exercise any or all of the foregoing rights and remedies without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable law) to or on the Debtor or any other Person, and the Debtor by this Agreement waives each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. Without prejudice to the ability of Erie to dispose of the Collateral in any manner which is commercially reasonable, the Debtor acknowledges that a disposition of Collateral by Erie which takes place substantially in accordance with the following provisions will be deemed to be commercially reasonable:

(i) Collateral may be disposed of in whole or in part;

(ii) Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(iii) any purchaser or lessee of Collateral may be a customer of Erie;

(iv) a disposition of Collateral may be on such terms and conditions as to credit or otherwise as Erie, in is sole discretion, may deem advantageous; and

(v) Erie may establish an upset or reserve bid or price in respect of Collateral.

9. Grant of Licence.

For the purpose of enabling Erie to exercise its rights and remedies under Section 8 when Erie is entitled to exercise such rights and remedies, and for no other purpose, the Debtor grants to Erie an irrevocable, non-exclusive licence (exercisable without payment of royalty or other compensation to the Debtor) to use, assign or sublicence any or all of the Intellectual Property Rights, including in such licence reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of the same.

10. Sale of Securities.

Erie is authorized, in connection with any offer or sale of any Securities forming part of the Collateral, to comply with any limitation or restriction as it may be advised by counsel is necessary to comply with applicable law, including compliance with procedures that may restrict the number of prospective bidders and purchasers, requiring that prospective bidders and purchasers have certain qualifications, and restricting prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account or investment and not with a view to the distribution or resale of such Securities. The Debtor further agrees that compliance with any such limitation or restriction will not result in a sale being considered or deemed not to have been made in a commercially reasonable manner, and Erie will not be liable or accountable to the Debtor for any discount allowed by reason of the fact that such Securities are sold in compliance with any such limitation or restriction.

11. Application of Proceeds.

All Proceeds of Collateral received by Erie or a Receiver may be applied to discharge or satisfy any expenses (including the Receiver's remuneration and other expenses of enforcing Erie's rights under this Agreement), Liens in favour of Persons other than Erie, borrowings, taxes and other outgoings affecting the Collateral or which are considered advisable by Erie or the Receiver to protect, preserve, repair, process, maintain or enhance the Collateral or prepare it for sale, lease or other disposition, or to keep in good standing any Liens on the Collateral ranking in priority to any of the Liens created by this Agreement, or to sell, lease or otherwise dispose of the Collateral. The balance of such Proceeds may, at the sole discretion of Erie, be held as collateral security for the Obligations or be applied to such of the Obligations (whether or not the same are due and payable) in such manner and at such times as Erie considers appropriate and thereafter will be accounted for as required by law.

12. Continuing Liability of Debtor.

The Debtor will remain liable for any Obligations that are outstanding following realization of all or any part of the Collateral and the application of the Proceeds thereof

13. Erie's Appointment as Attorney-in-Fact.

The Debtor constitutes and appoints Erie and any officer or agent of Erie, with full power of substitution, as the Debtor's true and lawful attorney-in-fact with full power and authority in the place of the Debtor and in the name of the Debtor or in its own name, from time to time in Erie's discretion after a Default, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney acting reasonably, may be necessary or desirable to accomplish the purposes of this Agreement. These powers are coupled with an interest and are irrevocable until this Agreement is terminated and the Liens created by this Agreement are released. Nothing in this Section affects the right of Erie as secured party or any other Person on Erie's behalf, to sign and file or deliver (as applicable) all such financing statements, financing change statements, notices, verification statements and other documents relating to the Collateral and this Agreement as Erie or such other Person considers appropriate.

14. Performance by Erie of Debtor's Obligations.

If the Debtor fails to perform or comply with any of the obligations of the Debtor under this Agreement, Erie may upon Notice to the Debtor, but need not, perform or otherwise cause the performance or compliance of such obligation, provided that such performance or compliance will not constitute a waiver, remedy or satisfaction of such failure. The reasonable expenses of Erie incurred in connection with any such performance or compliance will be payable by the Debtor to Erie immediately on demand, and until paid, any such expenses will form part of the Obligations and will be secured by the Liens created by this Agreement.

15. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

16. Rights of Erie; Limitations on Erie's Obligations.

(a) *Limitations on Erie's Liability*. Erie will not be liable to the Debtor or any other Person for any failure or delay in exercising any of the rights of the Debtor under this Agreement (including any failure to take possession of, collect, sell, lease or otherwise dispose of any Collateral, or to preserve rights against prior parties). Neither Erie, a Receiver nor any agent of Erie is required to take, or will have any liability for any failure to take or delay in taking, any steps necessary or advisable to preserve rights against other Persons under any Collateral in its possession. Neither Erie, a Receiver nor any agent of Erie will be liable for any, and the Debtor will bear the full risk of all, loss or damage to any and all of the Collateral (including any Collateral in the possession of Erie or any Receiver) caused for any reason other than the gross negligence or wilful misconduct of Erie or such Receiver.

(b) *Debtor Remains Liable under Accounts and Contracts*. Notwithstanding any provision of this Agreement, the Debtor will remain liable under each of the documents giving rise to the Accounts and under each of the Contracts to observe and perform all the conditions and obligations to be observed and performed by the Debtor thereunder, all in accordance with the terms of each such document and Contract. Erie will have no obligation or liability under any Account (or any document giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by Erie of any payment relating to such Account or Contract pursuant hereto, and in particular (but without limitation), Erie will not be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any Account (or any document giving rise thereto) or under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any document giving rise thereto) or under any Contract, to present or file any claim, to take any action to

enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time.

(c) *Collections on Accounts and Contracts*. Erie hereby authorizes the Debtor to collect the Accounts and payments under the Contracts in the normal course of the business of the Debtor and for the purpose of carrying on the same. If required by Erie at any time, any payments of Accounts or under Contracts, when collected by the Debtor, will be forthwith (and, in any event, within two Business Days) deposited by the Debtor in the exact form received, duly endorsed by the Debtor to Erie if required, in a special collateral account maintained by Erie, and until so deposited, will be held by the Debtor in trust for Erie, segregated from other funds of the Debtor. All such amounts while held by Erie (or by the Debtor in trust for Erie) and all income in respect thereof will continue to be collateral security for the Obligations and will not constitute payment thereof until applied as hereinafter provided. If a Default has occurred and is continuing, Erie may apply all or any part of the amounts on deposit in said special collateral account on account of the Obligations in such order as Erie may elect. At Erie's request, the Debtor will deliver to Erie any documents evidencing and relating to the agreements and transactions which gave rise to the Accounts and Contracts, including all original orders, invoices and shipping receipts.

(d) *Analysis of Accounts*. Erie will have the right to analyze and verify the Accounts in any manner and through any medium that it reasonably considers advisable, and the Debtor will furnish all such assistance and information as Erie may require in connection therewith. Erie may in its own name or in the name of others (including the Debtor) communicate with account debtors on the Accounts and parties to the Contracts to verify with them to its satisfaction the existence, status, amount and terms of any Account or any Contract. At any time and from time to time, upon Erie's reasonable request and at the expense of the Debtor, the Debtor will furnish to Erie reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

17. Dealings by Erie.

Erie will not be obliged to exhaust its recourse against the Debtor or any other Person or against any other security it may hold in respect of the Obligations before realizing upon or otherwise dealing with the Collateral in such manner as Erie may consider desirable. Erie may grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges and otherwise deal with the Debtor and any other Person, and with any or all of the Collateral, and with other security and sureties, as Erie may see fit, all without prejudice to the Obligations or to the rights and remedies of Erie under this Agreement. The powers conferred on Erie under this Agreement are solely to protect the interests of Erie in the Collateral and will not impose any duty upon Erie to exercise any such powers.

18. Communication.

Any communication required or permitted to be given under this Agreement will be in writing and will be effectively given if delivered in a manner and to the applicable address or facsimile number provided for from time to time pursuant to the Amending Agreement. Any communications so given will be deemed to have been given and to have been received as provided in the Amending Agreement.

19. Release of Information.

The Debtor authorizes Erie to provide a copy of this Agreement and such other information as may be requested of Erie by Persons entitled thereto pursuant to any applicable legislation, and otherwise with the consent of the Debtor.

20. Waivers and Indemnity.

To the extent permitted by applicable law, the Debtor unconditionally and irrevocably waives (i) all claims, damages and demands it may acquire against Erie or any lender arising out of the exercise by Erie or any Receiver of any rights or remedies under this Agreement or at law other than those arising from such party's gross negligence or wilful misconduct, and (ii) all of the rights, benefits and protections given by any present or future statute that imposes limitations on the rights, powers or remedies of a secured party or on the methods of, or procedures for, realization of security, including any "seize or sue" or "anti-deficiency" statute or any similar provision of any other statute. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Erie and the Debtor. Erie will not, by any act or delay, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Erie, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Erie of any right or remedy hereunder on any one occasion will not be construed as a bar to any right or remedy which Erie would otherwise have on any future occasion. Neither the taking of any judgment nor the exercise of any power of seizure or sale will extinguish the liability of the Debtor to pay the Obligations, nor will the same operate as a merger or any covenant contained in this Agreement or of any other liability, nor will the acceptance of any payment or other security constitute or create any novation. The Debtor agrees to indemnify Erie from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or wilful misconduct of Erie or any of its agents or employees) which may be imposed on, incurred by, or asserted against Erie and arising by reason of any action (including any action referred to in this Agreement) or inaction or omission to do any act legally required by the Debtor. This indemnification will survive the satisfaction, release or extinguishment of the Obligations and the Liens created by this Agreement.

21. Environmental License and Indemnity.

The Debtor hereby grants to Erie and its employees and agents an irrevocable and non-exclusive license, subject to the rights of tenants (and, unless an emergency or a Default has occurred and is continuing, on reasonable prior notice and at reasonable times), to enter any of the premises of the Debtor to conduct audits, testing and monitoring with respect to hazardous substances and to remove and analyze any hazardous substance at the reasonable cost and expense of the Debtor (which cost and expense will form part of the Obligations and will be payable immediately on demand and secured by the Liens created by this Agreement). The Debtor will indemnify Erie and hold Erie harmless against and from all losses, costs, damages and expenses which Erie may sustain, incur or be or become liable at any time whatsoever for by reason of or arising from the past, present or future existence, clean-up, removal or disposal of any hazardous substance on or about any property owned or occupied by Erie or compliance with environmental laws or environmental orders relating thereto, including any clean-up, decommissioning, restoration or remediation of any premises owned or occupied by the Debtor or other affected lands or property. This indemnification will survive the satisfaction, release or extinguishment of the Obligations and the Liens created by this Agreement.

22. Amalgamation.

The Debtor acknowledges that if it amalgamates with any other corporation or corporations, then (i) the Collateral and the Liens created by this Agreement will extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term "Debtor", where used in this Agreement, will extend to and include the amalgamated corporation, and (iii) the term "Obligations", where used in this Agreement, will extend to and include the Obligations of the amalgamated corporation.

23. Governing Law; Attornment.

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario. Without prejudice to the ability of Erie to enforce this Agreement in any other proper jurisdiction, the Debtor irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of such province. To the extent permitted by applicable law, the Debtor irrevocably waives any objection (including any claim of inconvenient forum) that it may now or hereafter have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of such Province.

24. Interpretation.

Unless otherwise expressly provided in this Agreement, if any matter in this Agreement is subject to the consent or approval of Erie or is to be acceptable to Erie, such consent, approval or determination of acceptability will be in the sole discretion of Erie. If any provision in this Agreement refers to any action taken or to be taken by the Debtor, or which the Debtor is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action. The division of this Agreement into sections and paragraphs, and the insertion of headings, is for convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless the context otherwise

requires, words importing the singular include the plural and *vice versa*, and words importing gender include all genders. When used in this Agreement, the word "including" (or includes) means "including (or includes) without limitation". Any reference in this Agreement to a "Section" means the relevant Section of this Agreement. If more than one Debtor executes this Agreement, their obligations under this Agreement are joint and several.

25. Successors and Assigns.

This Agreement will enure to the benefit of, and be binding on, the Debtor and its successors and permitted assigns, and will enure to the benefit of, and be binding on, Erie and its successors and assigns. The Debtor may not assign this Agreement, or any of its rights or obligations under this Agreement, without the prior written consent of Erie.

26. Acknowledgment of Receipt/Waiver.

The Debtor acknowledges receipt of an executed copy of this Agreement and, to the extent permitted by applicable law, waives the right to receive a copy of any financing statement, financing change statement or verification statement in respect of any registered financing statement or financing change statement prepared, registered or issued in connection with this Agreement.

27. Conflict.

If there is a conflict or inconsistency between the provisions of the Amending Agreement and the provisions of this Agreement, the provisions of the Amending Agreement shall prevail. However, the existence of additional terms, conditions or provisions (including any rights, remedies, covenants, representations or warranties) that are contained in this Agreement and that are not included in the Amending Agreement shall not be construed or deemed as being in conflict and shall remain in effect.

Address: c/o Dynamotive Canada Inc.
230-1700 West 75th Street
Vancouver, B.C. V6P 6G2

Attention: Andrew Kingston

Facsimile: 1-604-267-6005

WEST LORNE BIOOIL CO-GENERATION LP, by its general partner, DYNAMOTIVE CANADA INC.

Per: ______________________________
Authorized Signatory

SCHEDULE A

Locations of Collateral (Paragraph 5(a)) – on or about the Site (as defined in the Amending Agreement)

Jurisdictions of Account Debtors (Paragraph 5(a)) – N/A (there are no account debtors)

Location of places of business and location of assets (other than head office as set forth on the signature page hereof) (Paragraph 5(a)) - at the Site

Locations of Real Property (Paragraph 5(a)) – N/A (no owned real property)

Descriptions of Motor Vehicles and Other Serial Number Goods (Paragraph 5(e)) – N/A there are none

Intellectual Property Rights (Paragraph 5(g)) – License Agreement between Dynamotive Energy Systems Corporation and Project Co. dated February 19, 2004

SCHEDULE G
PROMISSORY NOTE

April 5, 2007

PRINCIPAL: US$359,000.00

FOR VALUE RECEIVED the undersigned promises to pay to or to the order of Erie Flooring & Wood Products ("**Erie**"), at 8 Oak Street, Weston, Ontario, M9N 1R8, or such other address within the Province of Ontario as Erie may specify from time to time, the sum of three hundred and fifty-nine thousand dollars (US$359,000.00) (the "**Principal Sum**") of lawful money of the United States of America together with interest calculated on the unpaid balance of the Principal Sum outstanding from time to time at the rate of eight percent (8%) per annum (the "**Interest Rate**"), calculated daily, both before and after maturity, default and judgment.

The Principal Sum shall be paid by one hundred and nineteen (119) consecutive monthly payments of US$2,991.66 each commencing May 1, 2007 and thereafter on the first business day of each succeeding month and continuing up to and including March, 2017 and one final instalment of US$2,992.46 payable in April, 2017.

Interest on the unpaid balance of the Principal Sum from time to time outstanding, shall accrue from May 1, 2007 at the Interest Rate and, shall be calculated daily, both before and after maturity, default and judgment and shall be paid monthly in arrears, and together with the payment of the monthly instalments of the Principal Sum referred to above.

This Promissory Note is issued pursuant to the terms of an Umbrella Amending Agreement (the "**Umbrella Agreement**") between, *inter alia*, the undersigned and Erie to evidence the indebtedness of the undersigned to Erie for, *inter alia,* the Boiler Balance (as defined in the Umbrella Agreement).

At any time that the undersigned is not in default of any payment due hereunder, and subject to the terms and conditions of the Umbrella Agreement, the undersigned may prepay the whole or any part of the Principal Sum, but only together with all accrued and unpaid Interest thereon outstanding at any time or times and from time to time, without notice, bonus or penalty. Any and all prepayments shall be applied firstly against accrued and unpaid Interest and then against instalments of the unpaid balance of the Principal Sum in reverse order of maturity.

The undersigned waives demand and presentment for payment, notice of non-payment, notice of dishonour, protest or notice of protest of this Promissory Note.

In addition to what is set forth in the Umbrella Agreement, if default in payment occurs, the entire Principal Sum of this Promissory Note then remaining unpaid shall become due and payable immediately, together with accrued Interest thereon. The undersigned agrees that any reasonable costs incurred by the holder of this Promissory Note on collection as a result of default in payment shall be added to the Principal Sum outstanding.

The holder of this Promissory Note may at any time negotiate, transfer or endorse this Promissory Note to any third party.

DATED as of this 5th day of April, 2007.

WEST LORNE BIOOIL CO-GENERATION LP,
by its general partner,
DYNAMOTIVE CANADA LIMITED

Per: ______________________________
Authorized Signatory